Gladstone Commercial Corporation Reports Results for the Third Quarter Ended September 30, 2017

Please note that the limited information that follows in this press release is not adequate to make an informed investment judgment.

MCLEAN, Va., October 31, 2017 (GLOBE NEWSWIRE) -- Gladstone Commercial Corporation (NASDAQ:GOOD) ("Gladstone Commercial") today reported financial results for the third quarter ended September 30, 2017.  A description of funds from operations, or FFO, and Core FFO, both non-GAAP (generally accepted accounting principles in the United States) financial measures, are located at the end of this press release.  All per share references are to fully-diluted weighted average shares of common stock, unless otherwise noted.  For further detail, please also refer to Gladstone Commercial's quarterly financial supplement and Quarterly Report on Form 10-Q, each of which are available at www.GladstoneCommercial.com.
Summary Information (dollars in thousands, except share and per share data):

	As of and for the three months ended
	September 30, 2017	June 30, 2017		$ Change	% Change
Operating Data:
Total operating revenue	$24,365	$22,867		$1,498	6.6%
Total operating expenses	(15,867)	(14,357)	(1)	(1,510)	10.5%
Other expense, net	(6,115)	(7,849)	(2)	1,734	(22.1)%
Net income available	$2,383	$661		$1,722	260.5%
Less: Dividends attributable to preferred stock	(2,520)	(2,437)		(83)	3.4%
Less: Dividends attributable to senior common stock	(247)	(249)		2	(0.8)%
Net loss attributable to common stockholders	$(384)	$(2,025)		$1,641	(81.0)%
Add: Real estate depreciation and amortization	10,829	9,926		903	9.1%
Add: Impairment charge	—	253		(253)	(100.0)%
Add: Loss on sale of real estate	—	1,914		(1,914)	(100.0)%
Less: Gain on sale of real estate	(1)	—		(1)	(100.0)%
Funds from operations available to common stockholders - basic	$10,444	$10,068		$376	3.7%
Add: Convertible senior common distributions	247	249		(2)	(0.8)%
Funds from operations available to common stockholders - diluted	$10,691	$10,317		$374	3.6%

Funds from operations available to common stockholders - basic	10,444	10,068		376	3.7%
Less: Lease termination fee	—	(550)		550	(100.0)%
Core funds from operations available to common stockholders - basic	$10,444	$9,518		$926	9.7%
Add: Convertible senior common distributions	247	249		(2)	(0.8)%
Core funds from operations available to common stockholders - diluted	$10,691	$9,767		$924	9.5%

Share and Per Share Data:
Net loss attributable to common stockholders - basic and diluted	(0.01)	(0.08)		0.07	(87.5)%
FFO available to common stockholders - basic	0.38	0.40		(0.02)	(5.0)%

FFO available to common stockholders - diluted	0.38	0.40		(0.02)	(5.0)%
Core FFO available to common stockholders - basic	0.38	0.38		—	—%
Core FFO available to common stockholders - diluted	0.38	0.37		0.01	2.7%
Weighted average shares of common stock outstanding - basic	27,234,569	25,276,824		1,957,745	7.7%
Weighted average shares of common stock outstanding - diluted	28,008,122	26,060,060		1,948,062	7.5%
Cash dividends declared per common share	$0.375	$0.375		$—	—%

Financial Position
Real estate, before accumulated depreciation	$880,614	$825,651	(3)	$54,963	6.7%
Total assets	$904,851	$831,573		$73,278	8.8%
Mortgage notes payable, net, borrowings under revolver, net & borrowings under term loan, net	$518,877	$484,781		$34,096	7.0%
Total stockholders' and mezzanine equity	$349,010	$316,416		$32,594	10.3%
Properties owned	97	94	(3)	3	3.2%
Square feet owned	11,247,044	10,651,899	(3)	595,145	5.6%
Square feet leased	97.9%	96.9%		1.0%	1.0%

(1)	Includes a $0.3 million impairment charge recognized on one property held for sale.

(2)	Includes a $1.9 million loss on sale of real estate from two property sales.

(3)	Includes one property classified as held for sale of $6.6 million and 86,308 square feet.

Third Quarter Activity:
• Acquired properties: Acquired a $26.4 million industrial property located in Philadelphia, Pennsylvania, which is 100% leased to one tenant for the next 15.4 years, and acquired a $51.4 million, three building office complex in Orlando, Florida which is 100% leased to six tenants with a weighted average lease term of 8.6 years;
• Sold properties: Sold one fully vacant property located in Newburyport, Massachusetts, for gross proceeds of $4.5 million;
• Renewed lease: Executed two lease renewals on a total of 373,275 square feet of building space;
• Leased vacant space: Executed a lease with an existing tenant in one of our Raleigh, North Carolina buildings for the remaining vacant space in the building and executed a lease with a new tenant in our Baytown, Texas building bringing the occupancy for that building to 100%;
• Issued new debt: Issued $14.9 million in new fixed rate mortgage debt collateralized by our Philadelphia, Pennsylvania acquisition at an interest rate of 3.75% and issued $28.8 million in new fixed rate debt collateralized by our Orlando, Florida acquisition at an interest rate of 3.89%;
• Repaid mortgage debt: Repaid $13.9 million in maturing mortgage debt with a fixed interest rate of 6.63%;
• Issued common stock through overnight offering: Issued 1,322,500 shares of common stock through an overnight offering and subsequent underwriters' exercise of the overallotment option, raising net proceeds of $26.1 million;
• Issued stock under ATM programs: Issued 607,565 shares of common stock for net proceeds of $12.9 million and 172,248 shares of our Series D Preferred Stock for net proceeds of $4.4 million; and
• Paid distributions: Paid monthly cash distributions for the quarter totaling $0.375 per share on our common stock, $0.4843749 per share on our Series A Preferred Stock, $0.4688 per share on our Series B Preferred Stock, $0.4375 per share on our Series D Preferred Stock, and $0.2625 per share on our senior common stock.
Third Quarter 2017 Results: Core FFO available to common shareholders for the three months ended September 30, 2017, was $10.7 million, or $0.38 per share, a 9.5% increase when compared to the three months ended June 30, 2017. Core FFO increased primarily due to an increase in rental income from our 2017 acquisitions and decreased administration fees from using less of our administrator's resources during the period.
Net loss attributable to common stockholders for the three months ended September 30, 2017, was $0.4 million, or $0.01 per share, compared to net loss attributable to common stockholders for the three months ended June 30, 2017, of $2.0 million, or $0.08 per share. A reconciliation of Core FFO to net loss for the three months ended September 30, 2017 and June 30, 2017, which we believe is the most directly comparable GAAP measure to Core FFO, and a computation of basic and diluted Core

FFO per weighted average share of common stock and basic and diluted net loss per weighted average share of common stock is set forth in the Summary Information table above.
Subsequent to the end of the quarter:
• Continued capital recycling program: Executed a purchase and sale agreement to sell our Arlington, Texas property for $5.6 million to the current tenant and in the event of an unsuccessful sale, a 10-year renewal option will automatically be effective;
• Amended credit facility agreement: Amended credit facility to increase the term loan portion from $25.0 million to $75.0 million, decreased interest rate spreads by 25 basis points at all leverage tiers, extended the maturity date of the revolver to October 2021, and extended the maturity date of the term loan to October 2022;
• Issued stock under ATM programs: Issued 10,604 shares of common stock for net proceeds of $0.2 million; and
• Declared distributions: Declared monthly cash distributions for October, November and December 2017 totaling $0.375 per share on our common stock, $0.4843749 per share on our Series A Preferred Stock, $0.46875 per share on our Series B Preferred Stock, $0.4375 per share on our Series D Preferred Stock, and $0.2625 per share on our senior common stock.
Comments from Gladstone Commercial’s President, Bob Cutlip: "Our financial results reflect consistent performance and stabilized revenues from our highly occupied same store properties and the real estate investments made during 2016 and 2017, our ability to lease previously vacant space, and our deleveraging and capital recycling programs. We have continued our capital recycling program, whereby we have sold non-core assets located outside of our target growth markets and used the proceeds to de-lever our portfolio as well as acquire properties in our target growth markets. We have successfully exited four non-core assets so far during 2017, recognizing a net capital gain of $4.0 million, and we will continue to opportunistically sell non-core assets and redeploy the proceeds into stronger target growth markets. Year to date, we have invested $94.4 million into the strong markets of Philadelphia and Orlando, and we completed a $6.6 million expansion of an industrial facility adjacent to an auto assembly plant in Vance, Alabama. We are extremely pleased with our solid performance over the last several years, and we believe our same store rents should be stable and growing through year end 2019. We will continue to focus on investing in new properties as we only have 3.9% of forecasted rental income expiring through 2019. We are looking forward to continued growth and success for our shareholders."
Conference Call: Gladstone Commercial will hold a conference call on Wednesday November 1, 2017, at 8:30 a.m. EDT to discuss its earnings results.  Please call (888) 734-0328 to enter the conference call.  An operator will monitor the call and set a queue for questions. A conference call replay will be available beginning one hour after the call and will be accessible through December 1, 2017.  To hear the replay, please dial (855) 859-2056 and use playback conference number 54352285. The live audio broadcast of the company’s quarterly conference call will also be available on our website, www.GladstoneCommercial.com, and will also be archived and available for replay through January 1, 2018.
About Gladstone Commercial: Gladstone Commercial Corporation is a real estate investment trust that invests in net leased industrial, office and medical real property and selectively makes long-term industrial and commercial mortgage loans.  Including payments through October 2017, Gladstone Commercial has paid 153 consecutive monthly cash distributions on its common stock.  Prior to paying distributions on a monthly basis, Gladstone Commercial paid 5 consecutive quarterly cash distributions. The company has also paid 141 consecutive monthly cash distributions on its Series A Preferred Stock, 132 consecutive monthly cash distributions on its Series B Preferred Stock and 17 consecutive monthly cash distributions on its Series D Preferred Stock. Gladstone Commercial has never skipped, reduced or deferred a distribution since its inception in 2003.  Further information can be found at www.GladstoneCommercial.com.
About the Gladstone Companies: Information on the business activities of all the Gladstone family of funds can be found at www.gladstonecompanies.com.
Investor Relations: For Investor Relations inquiries related to any of the monthly distribution-paying Gladstone family of funds, please visit www.gladstone.com.
Non-GAAP Financial Measures:
FFO: The National Association of Real Estate Investment Trusts (“NAREIT”) developed FFO as a relative non-GAAP supplemental measure of operating performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP.  FFO, as defined by NAREIT, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and impairment losses on property, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures.  FFO does not represent cash flows from operating activities determined in accordance with GAAP and should not be considered an alternative to net income as an indication of its performance or to cash flow from operations as a measure of liquidity or ability to make distributions.  Gladstone Commercial believes that FFO per share provides investors with an additional context for evaluating its financial performance and as a supplemental measure to compare it to other REITs;

however, comparisons of its FFO to the FFO of other REITs may not necessarily be meaningful due to potential differences in the application of the NAREIT definition used by such other REITs.
Core FFO: Core FFO is FFO adjusted for certain items that are not indicative of the results provided by Gladstone Commercial’s operating portfolio and affect the comparability of the company’s period-over-period performance. These items include the adjustment for gains or losses from early extinguishment of debt and any other non-recurring expense adjustments.  Although Gladstone Commercial’s calculation of Core FFO differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs, the company believes it is a meaningful supplemental measure of its operating performance.  Accordingly, Core FFO should be considered a supplement to net income computed in accordance with GAAP as a measure of our performance.
Gladstone Commercial’s presentation of FFO, as defined by NAREIT, or presentation of Core FFO, does not represent cash flows from operating activities determined in accordance with GAAP and should not be considered an alternative to net income as an indication of its performance or to cash flow from operations as a measure of liquidity or ability to make distributions.
The statements in this press release regarding the forecasted stability of Gladstone Commercial’s income, its ability, plans or prospects to re-lease its unoccupied properties, and grow its portfolio are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements inherently involve certain risks and uncertainties, although they are based on Gladstone Commercial’s current plans that are believed to be reasonable as of the date of this press release.  Factors that may cause actual results to differ materially from these forward-looking statements include, but are not limited to, Gladstone Commercial’s ability to raise additional capital; availability and terms of capital and financing, both to fund its operations and to refinance its indebtedness as it matures; downturns in the current economic environment; the performance of its tenants; the impact of competition on its efforts to renew existing leases or re-lease space; and significant changes in interest rates. Additional factors that could cause actual results to differ materially from those stated or implied by its forward-looking statements are disclosed under the caption "Risk Factors" of its Form 10-K for the fiscal year ended December 31, 2016, as filed with the SEC on February 15, 2017, and other reports filed with the SEC. Gladstone Commercial cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Gladstone Commercial undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT:

Gladstone Commercial Corporation

+1-703-287-5893